Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS

QUINCY, California, October 15, 2019 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced record earnings during the three and nine months ended September 30, 2019. Earnings during the third quarter of 2019 totaled $4.0 million or $0.78 per share, an increase of $306 thousand from $3.7 million or $0.72 per share during the third quarter of 2018. The $4 million represents the highest level of net income earned during any one quarter in the Company’s history. Diluted earnings per share increased to $0.77 per share during the three months ended September 30, 2019 from $0.71 per share during the quarter ended September 30, 2018. For the nine months ended September 30, 2019, the Company reported record net income of $11.6 million or $2.26 per share, an increase of $1.2 million from $10.4 million or $2.04 per share earned during the nine months ended September 30, 2018. Earnings per diluted share increased to $2.22 during the nine months ended September 30, 2019 up $0.22 from $2.00 during the first nine months of 2018.

Financial Highlights

September 30, 2019 compared to September 30, 2018

●	Total assets increased by $118 million, or 15%, to a record level of $889 million.
●	Gross loans increased by $62 million, or 11%, to a record level of $602 million.
●	Total deposits increased by $93 million, or 14%, to a record level of $776 million.
●	Total equity increased by $19.4 million, or 31%, to a record level of $82 million.
●	Book value per share increased by $3.68, or 30%, to $15.85, up from $12.17.
●	Tangible common equity to total assets increased to 9.1%, up from 8.1%.

           Income Statement

Three months ended September 30, 2019 compared to September 30, 2018

●	Net income increased by $306 thousand or 8%, to $4.0 million.
●	Diluted EPS increased by $0.06, or 8%, to $0.77 from $0.71.
●	Net interest income increased by $1.0 million to $9.6 million.
●	Return on average equity totaled 19.9%.
●	Return on average assets totaled 1.83%.

Nine months ended September 30, 2019 compared to September 30, 2018

●	Net income increased by $1.2 million or 12%, to $11.6 million.
●	Diluted EPS increased by $0.22, or 11%, to $2.22 from $2.00.
●	Net interest income increased by $4.0 million to $28.1 million.
●	Return on average equity totaled 20.8%.
●	Return on average assets totaled 1.84%.

President’s Comments

With the close of the third quarter, director, president and chief executive officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback announced, “We have achieved unprecedented earnings, bringing Plumas Bancorp to its highest level of net income for any quarter or nine month period in the Company’s history. We anticipate continued growth, ongoing strength in deposits, and an expanding lending portfolio moving forward.”

Ryback continued, “This summer we welcomed our newest director, Heidi Gansert, to the Plumas Bank and Bancorp Boards. Heidi brings a wealth of knowledge of the northern Nevada market having served in Nevada’s legislative and executive branches. She currently serves as a Nevada state senator. Heidi also works as the Executive Director of External Relations at the University of Nevada, Reno. Her expertise is already proving to be a great benefit to the bank.”

Ryback concluded, “We are proud to share that Plumas Bancorp recently received two significant recognitions; our Company was listed on the prestigious Sandler O’Neill’s Banks & Thrifts Sm-All Stars list and D.A. Davidson’s Bison Select list. These recognitions rank Plumas Bancorp as one of the top-performing small market cap financial institutions in the nation. As our list of accomplishments grows, so does our ability to implement community and environmentally-focused initiatives including cyber security awareness; money management, fraud and abuse prevention, detection and reporting outreach for the elderly; and green energy initiatives throughout our branch network.”

Loans, Deposits, Investments and Cash

Gross loans increased by $61.9 million, or 11%, from $540 million at September 30, 2018 to $602 million at September 30, 2019. The four largest areas of growth in the Company’s loan portfolio were $39 million in commercial real estate loans, $15 million in auto loans, $7 million in agricultural loans and $4 million in real estate construction loans. These items were partially offset by declines in other loan categories of $3 million.

Total deposits increased by $93.3 million from $683 million at September 30, 2018 to $776 million at September 30, 2019. The increase in deposits includes $32 million in deposits at our Carson City, Nevada branch which we purchased from Mutual of Omaha Bank on October 26, 2018. In this transaction we acquired $45.6 million in deposits including $18.5 million in time deposits. We experienced a decrease in deposits at this branch mostly related to the maturity of time deposits which were yielding significantly higher rates than our offering rates. In total, time deposits at the Carson City Branch declined by $12.4 million from $18.5 million on acquisition to $6.1 million at September 30, 2019. At September 30, 2019, 46% of the Company’s deposits were in the form of non-interest-bearing demand deposits and only 5% were time deposits. The Company has no brokered deposits.

The $93.3 million increase in deposits includes increases of $63.4 million in non-interest-bearing demand deposits, $22.2 million in money market accounts, $4.3 in interest-bearing demand deposits, $2.3 million in time deposits and $1.1 million in savings accounts. The increase in money market accounts primarily relates to the addition of the Carson City branch. The average rate paid on the Carson City money market and time deposits exceeds that which Plumas Bank pays in other markets and we would expect some runoff on these accounts as they reprice over time.

Total investment securities increased by $12.8 million from $156.7 million at September 30, 2018 to $169.5 million at September 30, 2019. Cash and due from banks increased by $42.6 million from $35.3 million at September 30, 2018 to $77.9 million at September 30, 2019.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at September 30, 2019 totaled $3.7 million, up from $2.4 million at September 30, 2018. Nonperforming assets as a percentage of total assets increased to 0.42% at September 30, 2019 up from 0.31% at September 30, 2018. OREO totaled $1.1 million at September 30, 2019 and 2018. Nonperforming loans at September 30, 2019 were $2.6 million, up $1.4 million from $1.2 million at September 30, 2018. Nonperforming loans as a percentage of total loans increased to 0.43% at September 30, 2019, up from 0.23% at September 30, 2018.

During the nine months ended September 30, 2019 and 2018 we recorded a provision for loan losses of $900 thousand and $800 thousand, respectively. Net charge-offs totaled $632 thousand and $623 thousand during the nine months ended September 30, 2019 and 2018, respectively. The allowance for loan losses totaled $7.2 million at September 30, 2019 and $6.8 million at September 30, 2018. The allowance for loan losses as a percentage of total loans decreased from 1.27% at September 30, 2018 to 1.20% at September 30, 2019.

Shareholders’ Equity

Total shareholders’ equity increased by $19.4 million from $62.4 million at September 30, 2018 to $81.8 million at September 30, 2019. The $19.4 million includes earnings during the twelve-month period totaling $15.2 million, an increase in net unrealized gains on investment securities of $6.0 million and stock option activity totaling $0.3 million. These items were partially offset by a $0.18 per share cash dividend, paid in November 2018 and a $0.23 per share cash dividend paid in May 2019. The two cash dividends totaled $2.1 million.

Net Interest Income and Net Interest Margin

Net interest income was $9.6 million for the three months ended September 30, 2019, an increase of $1.0 million, or 12%, from $8.6 million for the same period in 2018. The increase in net interest income includes an increase of $1.2 million in interest income; the largest component of which was an increase in interest and fees on loans of $1.1 million. This increase in interest and fees on loans was mostly related to an increase in average loan balances of $69.8 million. Additionally, yield on loans increased by 3 basis points to 5.80%. Interest expense increased by $148 thousand mostly related to higher rates paid on our Carson City branch deposits. Net interest margin for the three months ended September 30, 2019 decreased 6 basis points to 4.72%, down from 4.78% for the same period in 2018.

Net interest income for the nine months ended September 30, 2019 was $28.1 million, an increase of $4.0 million from the $24.1 million earned during the same period in 2018. During the nine months ended September 30, 2019 the Bank benefited from increases in the average balance of loans and investments securities as well as an increase in yield on both assets. Interest income increased by $4.5 million while interest expense increased by $503 thousand. Net interest margin for the nine months ended September 30, 2019 increased 12 basis points to 4.80%, up from 4.68% for the same period in 2018.

Non-Interest Income/Expense

During the three months ended September 30, 2019, non-interest income totaled $2.1 million, a decrease of $138 thousand from the three months ended September 30, 2018. The largest component of this decrease was a $251 thousand decrease in gains on sale of SBA loans from $564 thousand during the three months ended September 30, 2018 to $313 thousand during the current quarter. Proceeds from SBA loan sales totaled $7.1 million during the current quarter and $15.1 million during the 2018 quarter. Loans originated for sale totaled $6.9 million during the three months ended September 30, 2019 and $11.7 million during the three months ended September 30, 2018. The decline in gain on sale is consistent with the decrease in loans sold during the comparison periods. The decline in gains on sale of SBA loans was partially offset by increases in service charge income of $48 thousand and interchange income of $70 thousand.

During the nine months ended September 30, 2019, non-interest income totaled $6.1 million, a decrease of $919 thousand from the nine months ended September 30, 2018. The largest component of this decrease was a decline of $975 thousand in gains on sale of SBA loans from $1.8 million during the nine months ended September 30, 2018 to $788 thousand during the current period. Proceeds from SBA loan sales totaled $17.9 million during the current nine-month period and $37.3 million during the nine months ended September 30, 2018. Loans originated for sale totaled $16.8 million during the nine months ended September 30, 2019 and $34.3 million during the nine months ended September 30, 2018. We attribute some of the decline in originations to the government shutdown during the first quarter of 2019. During the shutdown we were unable to provide SBA guaranteed loans. In addition, higher market rates have resulted in a decrease in demand and competition in the SBA lending market remains intense. Non-interest income benefited during the 2018 period from a $209 thousand gain recorded upon the prospective adoption of a newly effective accounting pronouncement impacting the measurement of equity securities, which in our case consists of stock in our correspondent banks, without a readily determinable fair market value. No gain or loss was recorded on these securities during the current period.

During the three months ended September 30, 2019, total non-interest expense increased by $447 thousand, or 8%, to $5.9 million, up from $5.4 million for the comparable period in 2018. During the nine months ended September 30, 2019 non-interest expense increased by $1.2 million, or 7% to $17.3 million, up from $16.1 million during the same period in 2018. Total non-interest expense related to our new Carson City, Nevada branch was $204 thousand for the three months ended September 30, 2019 and $692 thousand for the nine months ended September 30, 2019. Excluding the effect of the Carson City branch, non-interest expense would have increased by 6% for the three months ended September 30, 2019 and 4% for the nine months ended September 30, 2019.

The Company’s single largest expense is salary and benefit costs. During the three months ended September 30, 2019 salary and benefits increased by $390 thousand, or 13%, to $3.4 million and during the nine months ended September 30, 2019 salary and benefit expense increased by $657 thousand, or 7%, to $9.7 million. The increase in salary and benefit costs includes annual merit and promotion increases and an increase of nine FTE including five FTE related to the Carson City Nevada, branch.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in northeastern California. The Bank operates thirteen branches: eleven located in the northern California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in the northern Nevada counties of Washoe and Carson City. The Bank also operates three loan production offices: two located in the northern California Counties of Placer and Butte, and one located in the southern Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer

Plumas Bank

35 S. Lindan Avenue

Quincy, CA 95971

530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2019	2018	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$77,880	$35,256	$42,624	120.9%
Investment securities	169,516	156,734	12,782	8.2%
Loans, net of allowance for loan losses	598,001	535,998	62,003	11.6%
Premises and equipment, net	14,554	13,748	806	5.9%
Bank owned life insurance	13,102	12,774	328	2.6%
Real estate acquired through foreclosure	1,094	1,088	6	0.6%
Accrued interest receivable and other assets	14,404	15,150	(746)	-4.9%
Total assets	$888,551	$770,748	$117,803	15.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$776,183	$682,842	$93,341	13.7%
Accrued interest payable and other liabilities	20,279	15,230	5,049	33.2%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	806,772	708,382	98,390	13.9%
Common stock	7,197	6,854	343	5.0%
Retained earnings	72,449	59,357	13,092	22.1%
Accumulated other comprehensive income (loss), net	2,133	(3,845)	5,978	155.5%
Shareholders’ equity	81,779	62,366	19,413	31.1%
Total liabilities and shareholders’ equity	$888,551	$770,748	$117,803	15.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2019	2018	Dollar Change	Percentage Change

Interest income	$10,007	$8,843	$1,164	13.2%
Interest expense	440	292	148	50.7%
Net interest income before provision for loan losses	9,567	8,551	1,016	11.9%
Provision for loan losses	300	300	-	0.0%
Net interest income after provision for loan losses	9,267	8,251	1,016	12.3%
Non-interest income	2,146	2,284	(138)	-6.0%
Non-interest expense	5,875	5,428	447	8.2%
Income before income taxes	5,538	5,107	431	8.4%
Provision for income taxes	1,536	1,411	125	8.9%
Net income	$4,002	$3,696	$306	8.3%

Basic earnings per share	$0.78	$0.72	$0.06	8.3%
Diluted earnings per share	$0.77	$0.71	$0.06	8.5%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2019	2018	Dollar Change	Percentage Change

Interest income	$29,453	$24,955	$4,498	18.0%
Interest expense	1,340	837	503	60.1%
Net interest income before provision for loan losses	28,113	24,118	3,995	16.6%
Provision for loan losses	900	800	100	12.5%
Net interest income after provision for loan losses	27,213	23,318	3,895	16.7%
Non-interest income	6,121	7,040	(919)	-13.1%
Non-interest expense	17,302	16,106	1,196	7.4%
Income before income taxes	16,032	14,252	1,780	12.5%
Provision for income taxes	4,402	3,830	572	14.9%
Net income	$11,630	$10,422	$1,208	11.6%

Basic earnings per share	$2.26	$2.04	$0.22	10.8%
Diluted earnings per share	$2.22	$2.00	$0.22	11.0%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018
EARNINGS PER SHARE
Basic earnings per share	$0.78	$0.74	$0.72	$2.26	$2.04
Diluted earnings per share	$0.77	$0.73	$0.71	$2.22	$2.00
Weighted average shares outstanding	5,160	5,155	5,122	5,153	5,100
Weighted average diluted shares outstanding	5,227	5,228	5,225	5,227	5,219
Cash dividends paid per share[1]	$-	$0.23	$-	$0.23	$0.18

PERFORMANCE RATIOS (annualized)
Return on average assets	1.83%	1.83%	1.90%	1.84%	1.87%
Return on average equity	19.9%	20.6%	23.8%	20.8%	23.7%
Yield on earning assets	4.94%	4.97%	4.94%	5.03%	4.85%
Rate paid on interest-bearing liabilities	0.39%	0.42%	0.28%	0.40%	0.28%
Net interest margin	4.72%	4.73%	4.78%	4.80%	4.68%
Noninterest income to average assets	0.98%	0.96%	1.18%	0.97%	1.26%
Noninterest expense to average assets	2.69%	2.75%	2.79%	2.74%	2.88%
Efficiency ratio[2]	50.2%	51.4%	50.1%	50.5%	51.7%

	9/30/2019	6/30/2019	9/30/2018	12/31/2018	12/31/2017
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$7,226	$7,058	$6,846	$6,958	$6,669
Allowance for loan losses as a percentage of total loans	1.20%	1.19%	1.27%	1.23%	1.37%
Nonperforming loans	$2,598	$2,349	$1,244	$1,117	$3,022
Nonperforming assets	$3,738	$3,519	$2,362	$2,340	$4,401
Nonperforming loans as a percentage of total loans	0.43%	0.40%	0.23%	0.20%	0.62%
Nonperforming assets as a percentage of total assets	0.42%	0.42%	0.31%	0.28%	0.59%
Year-to-date net charge-offs	$632	$500	$623	$711	$480
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.14%	0.18%	0.16%	0.14%	0.10%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,160	5,160	5,125	5,137	5,065
Shareholders' equity	$81,779	$77,038	$62,366	$66,932	$55,700
Book value per common share	$15.85	$14.93	$12.17	$13.03	$11.00
Tangible common equity[3]	$80,801	$75,992	$62,290	$65,748	$55,619
Tangible book value per common share[4]	$15.66	$14.73	$12.15	$12.80	$10.98
Tangible common equity to total assets	9.1%	9.1%	8.1%	8.0%	7.5%
Gross loans to deposits	77.5%	80.3%	79.1%	77.9%	73.4%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	10.2%	10.0%	9.7%	9.3%	8.8%
Common Equity Tier 1 Ratio	13.0%	12.5%	12.1%	11.8%	12.0%
Tier 1 Risk-Based Capital Ratio	13.0%	12.5%	12.1%	11.8%	12.0%
Total Risk-Based Capital Ratio	14.1%	13.6%	13.2%	13.0%	13.2%

1.) The Company paid semi-annual dividends of 23 cents per share on May 15, 2019 and 18 cents per share on May 15, 2018.
2.) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
3.) Tangible common equity is defined as common equity less core deposit intangibles.
4.) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.